Exhibit (2)(k)(1)

FORM OF SERVICES AGREEMENT

Growth Capital Portfolio, LLC

Growth Capital TEI Portfolio, LLC and

Growth Capital Master Portfolio, LLC,

and

Citi Fund Services Ohio, Inc.

Form of - Growth Capital Portfolios Services Agreement (2).DOC

Form of - Growth Capital Portfolios Services Agreement (2).DOC

THIS SERVICES AGREEMENT is made on May __, 2009, by and between Growth Capital Portfolio, LLC, Growth Capital TEI Portfolio, LLC and Growth Capital Master Portfolio, LLC, each a limited liability company organized under the laws of Delaware, (each a “Client” and collectively “Clients” or the “Client”) and Citi Fund Services Ohio, Inc., an Ohio corporation with its primary place of business at 3435 Stelzer Road, Columbus, Ohio 43219 (“Service Provider” and, with each Client, “Parties”).

1.	DEFINITIONS

Schedu1e 1 contains capitalized terms that have the meanings set forth therein. Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth herein.

2.	SERVICES AND RELATED TERMS AND CONDITIONS

(A)

Services. The Services are described in Schedule 2 (the “Services Schedule”). The Service Provider will perform the Services in accordance with and subject to the terms of this Agreement starting on the Effective Date and ending on the final day of the Term. The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day.

(B)

Service Changes. The Service Provider will be obliged to perform only those Services set forth in the Services Schedule. The Service Provider will not be obliged to change the Services unless it has agreed to do so pursuant to an amendment to the Services Schedule. The Service Provider will reasonably accommodate requests to change the Services that the Service Provider determines in good faith to be non-material, taking into account the effort and costs required to effect the requested change; the Client recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect. Any change to the Services agreed to by the Service Provider (a “Service Change”) will be set forth in an amendment to the Services Schedule signed by both Parties; each such amendment will specify (i) the timeline and dependencies, and the parties’ respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change. The foregoing process is the “Change Control Process.”

(C)

Provision of Information; Cooperation. In order to permit the Service Provider to provide the Services, the Client agrees to provide, and to cause each other agent or current or immediately preceding service provider to the Client to provide, to the Service Provider the information (and in such reasonable medium) that the Service Provider may reasonably request in connection with the Services and this Agreement, including, without limitation, any Organic Documents and Policies and Procedures of the Client. Client requests to make a material change to the Services necessitated by a change to the Client’s Organic Documents or Policies and Procedures or a change in applicable Law will be effective only upon execution by the parties of an amendment to the Services Schedule, as contemplated by the Change Control Process.

(D)

Dependencies. Without prejudice to Section 6(B), the Service Provider will not be liable to the Client or any other Person for any failure to provide any Service in the following circumstances: (i) if any Dependency set forth in Schedule 3 is not met through no fault of the Service Provider; (ii) if the failure is at the written request or with the written consent of an Authorized Person; (iii) if any Law to which the Service Provider is subject prohibits or limits the performance of the Services; and/or (iv) if the failure results from a Force Majeure Event.

Notwithstanding the foregoing, the Service Provider will nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 2(D) subsist, provided that the Client will reimburse the Service Provider for any extraordinary costs (relative to the costs that it would have incurred in the ordinary course of providing the Services, assuming such failure or inability had not so occurred) to the extent that they have been reasonably incurred or agreed in advance between the Parties. For purposes hereof, “Force Majeure Event” means any event due to any cause beyond the reasonable control of the Service Provider or, as applicable, any Administrative Support Provider, such as unavailability of

Form of - Growth Capital Portfolios Services Agreement (2).DOC

communications systems or pricing information, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market. The Service Provider will use reasonable efforts to minimize the adverse effects to the Client of any Force Majeure Event.

(E)	Information and Data Sources; Liability for Third Parties. For purposes of this Agreement:

(i)

as between the Client and the Service Provider, the Client is responsible for the accuracy and completeness of (A) the information contained in the Organic Documents and any Policies and Procedures submitted to the Service Provider pursuant to Sections 2(C) above and (B) any data submitted to the Service Provider for processing by the Client or its employees, agents and subcontractors (other than the Service Provider, its employees, agents or subcontractors), general and limited partners (if any) and predecessor service providers, including information and data submitted by (1) any investment adviser providing services or acting for the benefit of the Client (“Investment Advisers”) or (2) any intermediaries or distributors, or their agents, acting for the benefit of the Client or its Customers (“Intermediaries”). The Service Provider may charge the Client for additional work required to re-process any such incorrect data at its standard hourly rates or as set forth in the Fee Schedule;

(ii)

Subject to Sections 2(D) and 6 hereof, the Service Provider is responsible for the accuracy and completeness of any data prepared and/or produced by the Service Provider or its employees, agents or subcontractors (other than Non-Discretionary Subcontractors);

(iii)

the Service Provider will not be responsible for the errors or failures to act of, or the inaccuracy of any data supplied by, (A) securities pricing services, (B) clearance or settlement systems, (C) custodians that hold the assets of the Client or its Customers (“Custodians”), (D) any Persons specified in Section 2(E)(i) above other than the Service Provider, its employees, agents or subcontractors , (E) any Persons who possess information about Client or its Customers reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, agents of Investment Advisers, Intermediaries, or Custodians; and (F) third parties engaged by the Service Provider at the request of the Client to provide services to or for the benefit of the Client or its Customers (“Non-Discretionary Subcontractors”), and such Persons will not be considered agents or subcontractors of the Service Provider for purposes of this Agreement; and

(iv)

Upon written notice to each Client, the Service Provider is permitted to appoint agents and subcontractors to perform any of the duties of the Service Provider under this Agreement (“Administrative Support Providers”). The Service Provider will use reasonable care in the selection and continued appointment of Administrative Support Providers. All fees and expenses incurred in any delegation or sub-contract shall be paid by the Service Provider, and the Service Provider shall remain responsible to the Client for the acts and omissions of all Administrative Support Providers appointed by it as if such acts or omissions were the acts or omissions of the Service Provider.

(F)

Other Services and Activities. The Client acknowledges that Service Provider and its affiliates may provide services, including administration, advisory, banking and lending, broker-dealer and other financial services, to other Persons. Because the Service Provider may be prohibited under applicable Law or contractually from disclosing to the Client any fact or thing that may come to the knowledge of the Service Provider or such affiliates in the course of providing such services, neither the Service Provider nor such affiliates will be required or expected under this Agreement to do so. Subject to compliance with its confidentiality obligations hereunder, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Client is authorized to invest (for itself or its Customers), and the Service Provider will not be required to account to the Client for any profit arising therefrom.

Form of - Growth Capital Portfolios Services Agreement (2).DOC

3.	INSTRUCTIONS

(A)

Medium of Transmission. Instructions may be transmitted manually or through any electronic medium, as agreed by the Parties or, absent such agreement, consistent with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction in which the Service Provider performs services under this Agreement.

(B)

Security Procedures. The Client will comply with reasonable security procedures designed by the Service Provider to verify the origination of Instructions (the “Security Procedures”). The Service Provider’s sole obligation will be to comply with what is contained in the Security Procedures to establish the identity or authority of any Authorized Person to send any Instruction. The Service Provider is not responsible for errors or omissions made by the Client or resulting from fraud or the duplication of any Instruction by the Client. The Service Provider may act on an Instruction if it reasonably believes it contains sufficient information and will promptly notify the Client if Service Provider needs additional information concerning an Instruction.

(C)

Requests for Instructions. The Service Provider may request Instructions from an Authorized Person and may refuse to act if such refusal is permitted by this Agreement or otherwise reasonable under the circumstances, including when the Service Provider reasonably doubts the contents, authorization, origination or compliance with any Security Procedures or applicable Law of an Instruction, and will promptly notify the Client of its decision.

(D)

Reliance. The Service Provider may rely on the authority of each Authorized Person until the Service Provider has received notice acceptable to it of any change from the Client or any other Authorized Person and the Service Provider has had a reasonable time to act (after which time it may rely on the change). The Service Provider may assume that any Instruction does not conflict with any Law or the Organic Documents or Offering Documents applicable to the Client.

(E)

Cut Off Times. The Service Provider is only obligated to act on Instructions received prior to applicable cut-off times on a Business Day. Instructions are to be given in the English language unless the Service Provider otherwise agrees in writing.

(F)

Deemed Delivery. Unless shown to have been received earlier, such notice, instruction or other instrument shall be deemed to have been delivered, in the case of personal delivery, at the time it is left at the premises of the Party, in the case of a registered letter at the expiration of five (5) Business Days after posting and, in the case of fax or electronic means, immediately on dispatch; provided that if any document is sent by fax or electronic means outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence. Evidence that the notice, instruction, or other instrument was properly addressed, stamped, and put into the post shall be conclusive evidence of posting. In proving the service of notice sent by fax or electronic means it shall be sufficient to prove that the fax or electronic communication was properly transmitted.

4.	COMPLIANCE WITH LAWS; ADVICE

(A)

Compliance. The Service Provider will comply in all material respects with all Laws applicable to the delivery of the Services. The Client will comply in all material respects with all Laws applicable to the subject matter of the Services and the Client’s receipt of the Services. Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law.

(B)

No Fiduciary etc. The Service Provider is not, under this Agreement, (i) acting as, and is not required to take any action that would require licensing or registration as, a fiduciary, an investment adviser, or a broker or dealer; or (ii) providing investment, legal or tax advice to the Client or any other Person.

Form of - Growth Capital Portfolios Services Agreement (2).DOC

(C)

Laws Applicable to the Client. Except as specifically set forth in the Services Schedule, the Service Provider assumes no responsibility for compliance by the Client with any Laws applicable to the Client; and, notwithstanding any other provision of this Agreement to the contrary, the Service Provider assumes no responsibility for compliance by the Client or the Service Provider with the Laws of any jurisdiction other than those governing this Agreement.

(D)

Advice of Experts. About any disputed matter related to the Services, the Service Provider may seek advice from counsel or independent accountants of its own choosing (who may provide such services to either Party). Any costs related to such advice from external counsel or independent accountants will be borne by the Service Provider. The Service Provider will not be liable if it relies on advice of reputable counsel or independent accountants.

5.	COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

(A)

Communications and Statements. Communications, notices and invoices from the Service Provider may be sent or made available by electronic form and not in hard copy. The Client will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting or other report (a “Report”) and, in any case, within sixty (60) days from the date on which the Report is sent or made available to the Client. Reports to which the Client has not objected within this time period will be deemed accepted by the Client.

(B)

Records and Access. Subject to applicable Law, the Service Provider will allow the Client and its independent public accountants, agents or regulators reasonable access to those records of the Service Provider maintained by the Service Provider and relating to the Services (“Client Records”) as are reasonably requested by the Client in connection with an examination of the books and records pertaining to the affairs of the Client, and will seek to obtain such access from each agent or subcontractor of the Service Provider that maintains Client Records. Upon termination of this Agreement, the Service Provider may make and retain archival copies of Client Records at its own expense.

(C)

Confidentiality. The Service Provider will maintain reasonable controls consistent with, and shall treat, all Confidential Information related to the Client as confidential. The Client, on behalf of itself and on behalf of its employees, agents, subcontractors and Customers, authorizes the transfer or disclosure of any Confidential Information relating to the Client to and between the branches, subsidiaries, representative offices, affiliates and Administrative Support Providers of the Service Provider and third parties selected by any of them, wherever situated, for confidential use in connection with the provision of the Services (including for data processing, statistical and risk analysis purposes), and further acknowledges that any such branch, subsidiary, representative office, affiliate, agent or third party may transfer or disclose any such information (i) to the applicable Customer and the Customer’s accountants, (ii) to the Client’s Investment Advisers, Intermediaries, Custodians and other service providers, (iii) to the Client’s tax authorities and applicable regulators incident to the delivery of any tax filing or reporting services provided under this Agreement, and (iv) as required by any Governmental Authority or pursuant to applicable Law.

(D)	Proprietary Information.

(i)

The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by the Service Provider and/or its affiliates or Administrative Support Provider constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Service Provider or each such third party. The Client agrees to treat all Proprietary Information as proprietary to the Service Provider or such third parties and further agrees that it will not divulge any Proprietary Information or Confidential Information related to Citigroup Organization to any Person or organization or use such information for any purpose, except to receive the Services or as may be specifically permitted under this Agreement or as required under applicable Law. Subject to

Form of - Growth Capital Portfolios Services Agreement (2).DOC

applicable Law, the Client will treat the terms of this Agreement, including any Fee Schedule, as Confidential Information.

(ii)

Without limitation of the obligations of the Service Provider under Section 5(C), the Service Provider acknowledges that any Customer list and all information related to Customers furnished to or maintained by the Service Provider in connection with this Agreement (collectively, “Customer Data”), the unique investment methods utilized by a Client (“Investment Methods”) and the identities of the portfolio holdings at any time and from time to time of the Client (“Portfolio Data”) constitute proprietary information of substantial value to the Client. The Service Provider agrees to treat, and to require its employees and Administrative Support Providers to treat, all Customer Data, Investment Methods and Portfolio Data as proprietary to the Client and further agrees that it will not divulge any Customer Data, Investment Methods or Portfolio Data to any Person or organization without the Client’s written consent, except as may be specifically permitted under this Agreement.

(E)

Use of Name. Without the written consent of the Client, the Service Provider may use the name of the Client only to sign any necessary letters or other documents for and on behalf of the Client incident to the delivery of the Services. Subject to the foregoing, no Party will publicly display the name, trade mark or service mark of the other Parties without the prior written approval of the other Parties, nor will the Client display that of any subsidiary of the Service Provider without prior written approval from the Service Provider or the subsidiary concerned.

(F)

Communications to Customers. Without the written approval of the Service Provider, the Client will not use the name of the Service Provider or describe the Services or the terms or conditions of this Agreement in any communication or document intended for distribution to any Customer in connection with the offering or sale by the Client of securities, products or services (an “Offering Document”); nor will the Client amend any such references to the Service Provider or the terms or conditions of this Agreement in any Offering Document that has been previously approved by the Service Provider without the Service Provider’s written approval. However, the Service provider will not unreasonably withhold, condition or delay any of the foregoing requested approvals. If the Services include the distribution by the Service Provider of notices or statements to Customers, the Service Provider may, upon advance notice to the Client, include reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon; if Customer notices are not sent by the Service Provider but rather by the Client or some other Person, the Client will reasonably cooperate with any request by Service Provider to include such notices.

6.	SCOPE OF LIABILITY

(A)

Standard of Care. The Service Provider will perform its obligations with reasonable care as determined in accordance with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction(s) in which the Service Provider performs services under this Agreement (the “Standard of Care”). The Service Provider will cause each Administrative Support Provider to perform with reasonable care as determined in accordance with such standards. However, at all times the Service Provider will remain responsible for the conduct and actions of its Administrative Support Providers.

(B)

Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary (including Section 6(A)), (i) the Service Provider will not be liable to the Client for any damages or losses save for those resulting from the willful misfeasance, fraud, bad faith, negligence or reckless disregard of its obligations or duties by the Service Provider or any Administrative Support Provider, and (ii) the Service Provider’s liability will be subject to the limitations set forth below.

(C)	Limitations on the Liability.

(i)

The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in the Services Schedule. The Service Provider will have no implied duties or obligations.

Form of - Growth Capital Portfolios Services Agreement (2).DOC

Each Party shall mitigate damages for which the other Party may become responsible hereunder.

(ii)

The Client understands and agrees that (A) the obligations and duties of the Service Provider will be performed only by the Service Provider (and its Administrative Support Providers) and are not obligations or duties of any other member of the Citigroup Organization (including any branch or office of the Service Provider) and (B) the rights of the Client with respect to the Service Provider extend only to the Service Provider (and its Administrative Support Providers) and, except as provided by applicable Law, do not extend to any other member of the Citigroup Organization.

(iii)

Except as provided in this Agreement with regard to Administrative Support Providers, the Service Provider is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any Investment Advisers, Custodians, Intermediaries, Non-Discretionary Subcontractors or any other Person described in Section 2(E)(iii) (other than its Administrative Support Providers).

(iv)

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SERVICE PROVIDER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE CLIENT OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. SERVICE PROVIDER DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(v)

Notwithstanding anything in this Agreement to the contrary, the cumulative liability of Service Provider to the Client for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the total amount of compensation paid to Service Provider during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred.

(D)	MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

7.	INDEMNITY

(A)

Indemnity by the Client. The Client will indemnify the Service Provider, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

(i)

this Agreement, except any Loss resulting from the willful misfeasance, fraud, bad faith, negligence or reckless disregard of its obligations or duties by the Service Provider or any Administrative Support

Form of - Growth Capital Portfolios Services Agreement (2).DOC

Provider; or

(ii)

any alleged untrue statement of a material fact contained in any Offering Document of the Client or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client by the Service Provider specifically for use in the Offering Document.

(B)

Indemnification by the Service Provider. The Service Provider shall indemnify, defend, and hold the Client and its employees, agents, directors, officers and nominees (each, also an “Indemnitee”) harmless from and against any and all losses arising out of a third party claim and relating to Service Provider’s willful misfeasance, fraud, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement or in the performance of the Services specified in this Agreement; except any losses resulting from the willful misfeasance, fraud, bad faith, negligence or reckless disregard of its obligations or duties by the Client or its agents (other than Service Provider).

(C)

Notification, Participation; Indemnitor Consent. Upon the assertion of a claim for which a Party (the “Indemnifying Party”) may be required to indemnify any Indemnitee, the Indemnitee must promptly notify the Indemnifying Party of such assertion, and will keep the Indemnifying Party advised with respect to all developments concerning such claim. The Indemnifying Party will have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify it except with the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; notwithstanding section 7(A) or (B) hereof, in the event the Indemnitee has not secured such consent the Indemnifying Party will have no obligation to indemnify the Indemnitee.

8.	FEES AND EXPENSES

(A)

Fee Schedule. The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of Schedule 4 (the “Fee Schedule”), together with any other amounts payable to the Service Provider under this Agreement. For the avoidance of doubt, the Service Provider will not be responsible for the fees or expenses of, and the Client will reimburse the Service Provider for any advances or payments made by the Service Provider for the benefit of the Client incident to the proper performance of the Services to, any Investment Adviser, Custodian, Non-Discretionary Subcontractor, Intermediary or any other Person listed or described in the Fee Schedule.

(B)

Taxes. The Service Provider shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client or any Customer, excluding taxes, if any, assessed against the Service Provider related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Fee Schedule (if any).

9.	REPRESENTATIONS

(A)	General. The Client and the Service Provider each represent at the date this Agreement is entered into and any Service is used or provided that:

	(i)	It is duly organized and in good standing in every jurisdiction where it is required so to be;

	(ii)	It has the power and authority to sign and to perform its obligations under this Agreement;

Form of - Growth Capital Portfolios Services Agreement (2).DOC

(iii)

This Agreement is duly authorized and signed and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

	(iv)	Any consent, authorisation or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)

Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

	(vi)	Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

(B)	Client. The Client also represents at the date this Agreement is entered into and any Service is used or provided that:

(i)

Where it acts as an agent on behalf of any of its own Customers, whether or not expressly identified to the Service Provider from time to time, any such Customers will not be customers or indirect customers of the Service Provider;

	(ii)	It has not relied on any oral or written representation made by the Service Provider or any person on its behalf other than those contained in this Agreement; and

(iii)

Client’s decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any affiliate of the Service Provider or any customers of the Service Provider or such affiliates may from time to time invest in or through the Client.

(C)	Service Provider. The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:

	(i)	It has commercially reasonable data security and business continuity controls and plans; and

(ii)

It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement. It shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Client’s reasonable request, the Service Provider shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder; provided that Service Provider shall not be required to disclose the plan itself or other aspects of the plan that Service Provider maintains in confidence.

10.	TERM AND TERMINATION

(A)

Term. This Agreement will begin on the Effective Date and have an initial term of three (3) years from the Effective Date (the “Initial Term”). Thereafter, unless otherwise terminated pursuant to Section 10(B), this Agreement shall be renewed automatically for successive one (1) year periods for each Client (“Rollover Periods”).

(B)	Termination.

(i)

Any of Parties (i.e., either the Clients or the Service Provider) may terminate this Agreement with or without cause, by provision of a written notice of non-renewal provided at least 90 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable).

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(ii)

Any of Parties may terminate this Agreement with cause on at least 30 days’ written notice to the other Party (i.e., either the Clients or the Service Provider) if such other Party has materially breached any of its obligations hereunder; provided, however, that (a) the termination notice will describe the breach; (b) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach; and (c) subject to applicable Law, no such 30 day notice period shall be required in the event the other Party (1) is subject to a formal order of investigation by the SEC, (2) has been formally charged by applicable regulators with a civil or criminal act, (3) is insolvent or (4) has submitted a voluntary petition for administration.

	(iii)	This Agreement may be further terminated by the Clients or Service Provider immediately in the event of:

(a)

the winding up of or the appointment of an examiner or receiver or liquidator to the other Party (i.e., either the Clients or the Service Provider) or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

		(b)	the other Party (i.e., either the Clients or the Service Provider) no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

(C)	Termination-Related Obligations. Related to termination of this Agreement:

(i)

If the Client has terminated this Agreement without cause during the Initial Term or any Rollover Period, the Client will make a one-time cash payment to Service Provider as liquidated damages for such default, an amount equal to the balance that would be due Service Provider for its services under this Agreement during the lesser of (x) the balance of the Initial Term or any applicable Rollover Period, as the case may be, or (y) 12 months, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by Service Provider for each month would be based upon the average fees payable to Service Provider monthly during the 12 months before the date of the event that triggers such payment (“Liquidated Damages”). In the event that the Client is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by Service Provider pursuant to this Agreement, the liquidated damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial. Any liquidated damages amount payable to Service Provider will be payable on or before the date of the event that triggers the payment obligation.

(ii)

In as much as a default by Client will cause substantial damages to Service Provider and because of the difficulty of estimating the damages that will result, the Parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to Service Provider and that this sum is agreed to as liquidated damages and not as a penalty.

(iii)

Upon termination, the Service Provider will transfer to the Client or any successor service provider(s) to the Client copies of all Client Records; subject to the payment by the Client of unpaid and undisputed amounts due to the Service Provider hereunder, including any Liquidated Damages. If the Agreement has been terminated by the Client for cause as a result of actions, omissions or other events relating to the Service Provider, the Service Provider will be responsible for any fees and costs associated with the transfer of all Client Records to any successor service provider(s); otherwise the Client shall be responsible for such fees and costs. If by the termination date the Client has not given Instructions to deliver the Client Records, the Service Provider will keep the Client Records until the Client provides Instructions to deliver the Client Records; provided that the Service Provider will be entitled to charge the Client then-standard fees for maintaining the Client Records. Upon termination, the Service Provider will provide no other services to or for the benefit of the Client or any successor

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service provider unless specifically agreed in writing by the Service Provider or as set forth in the Services Schedule.

(D)	Surviving Terms. The rights and obligations contained in Sections 2(D), 2(E), 5(A), 5(C)-(F), 6-8, and 10-12 of this Agreement will survive the termination of this Agreement.

11.	GOVERNING LAW AND JURISDICTION

(A)	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Ohio.

(B)

Jurisdiction. The courts of the country in which the Service Provider is located and performs its obligations hereunder (including any appropriate sub-jurisdiction) will have non-exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement, and the parties irrevocably submit to the jurisdiction of such courts.

(C)

Venue. Each Party hereto waives any objection it may have at any time, to the laying of venue of any actions or proceedings brought in any court specified in Section 11(B) hereof, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction over such Party.

(D)

Sovereign Immunity. The Client and the Service Provider each irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

12.	MISCELLANEOUS

(A)

Entire Agreement; Amendments. This Agreement consists exclusively of this document together with any schedules and supersedes any prior agreement related to the subject matter hereof, whether oral or written. In case of inconsistency between the terms of this Agreement and the terms of any Schedule, appendix or exhibit hereto, the terms of this Agreement will prevail, provided that in the case of an inconsistency between this Agreement and the Services Schedule, the terms of the Services Schedule will prevail. Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Service Provider.

(B)

Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

(C)

Waiver of Rights. Subject to Section 5(A), no failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable law.

(D)

Recordings. The Client and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)

Assignment. No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent provided that the Service Provider may make such assignment or transfer to a branch, subsidiary or affiliate.

Form of - Growth Capital Portfolios Services Agreement (2).DOC

(F)	Headings. Titles to Sections of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

(G)	Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

(G)	Third Party Beneficiaries or Joint Venture. There are no third party beneficiaries to this Agreement. This Agreement does not create a joint venture or partnership between the Parties.

(H)

Certain Communications. The Client hereby acknowledges that it has requested the delivery of Reports, Client Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner and accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process.

(I)

Service Provider’s Maintenance of a Fidelity Bond. Service Provider shall maintain a fidelity bond covering larceny and embezzlement in an amount that is appropriate in light of its duties and responsibilities hereunder. Service Provider shall have the option, either alone or in conjunction with Citigroup, Service Provider’s ultimate parent corporation, or any subsidiaries or affiliates of Citigroup, to maintain self insurance and/or provide or maintain any insurance required by this Agreement under blanket insurance policies maintained by Service Provider or Citigroup, or provide or maintain insurance through such alternative risk management programs as Citigroup may provide or participate in from time to time (such types of insurance programs being herein collectively and severally referred to as “self insurance”), provided the same does not thereby decrease the insurance coverage or limits sets forth in this Section. Any self insurance shall be deemed to contain all of the terms and conditions applicable to such insurance as required in this Section. If Service Provider elects to self-insure, then, with respect to any claims which may result from incidents occurring during the Term, such self insurance obligation shall survive the expiration or earlier termination of this Agreement to the same extent as the insurance required would survive.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Form of - Growth Capital Portfolios Services Agreement (2).DOC

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

Citi Fund Services Ohio, Inc.	Growth Capital Portfolio, LLC

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Growth Capital TEI Portfolio, LLC

By:

Name:

Title:

Date:

Growth Capital Master Portfolio, LLC

By:

Name:

Title:

Date:

Form of - Growth Capital Portfolios Services Agreement (2).DOC

Schedule 1 to Services Agreement

Definitions

“Administrative Support Provider” has the meaning set forth in Section 2(E)(iv) of the Agreement.

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors, management or executive officers of that Person.

“Business Day” means any day on which banks are open for business in New York City.

“Agreement” means the Services Agreement to which this Schedule 1 is attached and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

“Authorized Person” means the Client or any Person authorized by the Client to act on its behalf in the performance of any act, discretion or duty under the Agreement (including, for the avoidance of doubt, any officer or employee of such Person) in a notice reasonably acceptable to the Service Provider.

“Change Control Process” has the meaning set forth in Section 2(B) of the Agreement.

“Citigroup Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner. For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

“Client Records” has the meaning set forth in Section 5(B) of the Agreement.

“Client” or “Clients” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest; unless the context will require otherwise.

“Confidential Information” includes all tangible and intangible information and materials being disclosed in connection with this Agreement by one of the Parties (“Disclosing Party”) to the other Party (“Receiving Party”), in any form or medium (and without regard to whether the information is owned by a Party or by a third party), that satisfy at least one of the following criteria:

(i)          information related to the Disclosing Party’s, its affiliates’ or its third party licensors’ or vendors’ trade secrets, customers, business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, Proprietary Information, technology, software, systems data or other proprietary or confidential business or technical information;

(ii)          information designated as confidential in writing by the Disclosing Party or information that the Receiving Party should reasonably know to be information that is of a confidential or proprietary nature; or

(iii) any information derived from, or developed by reference to or use of, any information described in the preceding clauses (i) and (ii).

provided, however, that, notwithstanding the foregoing, the following will not be considered Confidential Information: (A) information that is disclosed to the Receiving Party without any obligation of confidentiality by a third person who has a right to make such disclosure; (B) information that is or becomes publicly known without violation of this Agreement by the Receiving Party; or (C) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

“Custodian” has the meaning set forth in Section 2(E)(iii) of the Agreement.

“Customer Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Customer” means any Person to whom the Client sells securities, products or services the sale or servicing of which are supported by the Services provided under the Agreement.

“Dependencies” has the meaning set forth in Schedule 3 to the Agreement.

Schedule 1 to Services Agreement

“Effective Date” means the date first set forth on page 1 of the Agreement.

“Fee Schedule” means Schedule 4 to the Agreement.

“Force Majeure Event” has the meaning set forth in Section 2(D) of the Agreement.

“Governmental Authority” means any regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

“Indemnitee” has the meaning set forth in Section 7(A) of the Agreement.

“Initial Term” has the meaning set forth in Section 10(A) of the Agreement.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Service Provider from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Client and the Service Provider.

“Intermediary” has the meaning set forth in Section 2(E)(i) of the Agreement.

“Investment Adviser” has the meaning set forth in Section 2(E)(i) of the Agreement.

“Investment Methods” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Laws” means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof.

“Liquidated Damages” has the meaning set forth in Section 10(C)(i) of the Agreement.

“Loss” has the meaning set forth in Section 7 of the Agreement.

“Non-Discretionary Subcontractors” has the meaning set forth in Section 2(E)(iii) of the Agreement.

“Offering Document” has the meaning set forth in Section 5(F) of the Agreement.

“Organic Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

“Parties” means the Client and the Service Provider.

“Person” means any natural person or incorporated or unincorporated entity.

“Policies and Procedures” means the written policies and procedures of the Client in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Offering Documents.

“Portfolio Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Proprietary Information” has the meaning set forth in Section 5(D)(i) of the Agreement.

“Report” has the meaning set forth in Section 5(A) of the Agreement.

“Rollover Periods” has the meaning set forth in Section 10(A) of the Agreement.

“Security Procedures” has the meaning set forth in Section 3(B) of the Agreement.

“Service Change” has the meaning set forth in Section 2(B) of the Agreement.

“Service Provider” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

“Services Schedule” means Schedule 2 to the Agreement.

“Services” means the services set forth in Schedule 2 to the Agreement.

“Standard of Care” has the meaning set forth in Section 6(A) of the Agreement.

“Term” means the period between the Effective Date and the date this Agreement is terminated.

Schedule 1 to Services Agreement

Schedule 2 to Services Agreement

Services

Service Provider shall provide the Services listed on this Schedule 2, subject to the terms and conditions of the Agreement (including the Schedules), to the Client.

A. Fund Administration Services

The Client hereby retains Service Provider to act as administrator of the Client, and to furnish the Client with the following administrative services:

          1.          Calculate contractual Client expenses and make and control all disbursements for the Client, subject to review and approval of an Authorized Person, including administration of director and vendor fees and compensation on behalf of the Client;

          2.          Prepare, subject to review by counsel to the Client and counsel to the Board of Directors of the Client (“Client counsel”): (i) any amendments to the Client’s registration statement on Form N-2; (ii) tender offer materials and any amendments thereto; and (iii) file any of the foregoing with the Securities and Exchange Commission (“SEC”) in consultation with the Client and Client counsel.

          3.          Coordinate and prepare, with the assistance and approval of the Client’s investment adviser, independent auditors, Client counsel, and officers drafts of the annual report to the Client’s investors (“Members”); prepare drafts of the certified semi-annual report; prepare and file the final certified versions thereof on Form N-CSR;

          4.          Prepare and file the Client’s Form N-SAR;

          5.          Coordinate the printing and distribution of prospectuses, tender offer materials and proxy materials for meetings of Members; and coordinate the record holder research and tabulation process relating to proxies; track responses to tender offer letters and report them to the Client; update pending investor trade report with finalized tender amounts; file proxy statements and related solicitation materials with the SEC; prepare scripts for and attend the Member meetings and record the minutes of the meetings;

          6.          Subject to the review by Client counsel and the Chief Compliance Officer of the Client, update as appropriate, the Client’s plans, policies and procedures or amendment thereto;

          7.          Provide the Client with assistance with contracts and contract amendments as necessary from time to time, except those pertaining to the Services;

          8.          Coordinate with the Client’s transfer agent with respect to the payment of dividends and other distributions to Members;

          9.          Calculate performance data of the Client for dissemination to up to fifteen (15) information services covering the investment company industry or to other parties, as requested and agreed to by Service Provider;

          10.          Assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Client’s semi-annual and annual reports to Members;

          11.          Assist with the design, development, and operation of the Client, including new investment objectives, policies and structure;

Schedule 2 to Services Agreement

          12.          Make available appropriate individuals to serve as Secretary and/or Assistant Secretary of the Client (to serve only in ministerial or administrative capacities relevant to the Services and not applicable for any offshore Client), upon designation as such by the Board;

          13.          Obtain and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Client in accordance with Rules 17g-1 and 17d-1 under the Investment Company Act of 1940, as amended (“1940 Act”) at the expense of the Client and file the fidelity bonds and any notices with the SEC as required under Rule 17g-1, to the extent such policies and bonds are approved by the Board;

          14.           Maintain corporate records on behalf of the Client, including minute books.

          15.          Provide Client with tailored portfolio compliance policies and procedures and provide daily and periodic compliance monitoring services incorporating certain of those compliance policies and procedures, which will include, among other matters, compliance with investment restrictions imposed by the 1940 Act, the Client’s investment objective, defined investment policies, and restrictions, diversification requirements (if any), and distribution and income requirements provided such are determinable based upon the Client’s accounting records. Service Provider will also provide the Board with quarterly results of its compliance reviews;

          16.          Provide assistance and guidance to the Client with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may affect the Client, and assisting in strategic planning in response thereto; assisting the Client and providing on-site personnel in responding to and providing documents for routine regulatory examinations or investigations; and coordinating with and taking instructions from Client counsel in response to such routine or non-routine regulatory matters. The assistance to be provided with respect to SEC inspections includes (i) consultation regarding proposed responses (ii) compiling data and other information in response to SEC requests for information and (iii) communicating with Client management and investment advisers to provide status updates. In addition, Service Provider will provide appropriate assistance with respect to audits conducted by the Client’s independent auditors including compiling data and other information as necessary;

          17.          Provide administrative services for Board meetings by (i) coordinating Board book preparation, production and distribution, (ii) subject to review and approval by Client and the Client counsel, preparing Board agendas, responsibility checklists and timelines for production of Board meeting materials, resolutions and minutes, (iii) preparing the relevant sections of the Board materials required to be prepared or provided by Service Provider, (iv) assisting with gathering special materials related to annual contract renewals and approval of the Client’s plans, policies and procedures, (v) attending Board meetings and recording the minutes, (vi) confirming amounts to be paid as Directors’ compensation and (vii) performing such other Board meeting functions as agreed from time to time, including the preparation of certain memoranda and presentation materials that are appropriately within the scope of Service Provider’s duties hereunder;

          18.          Furnish advice and recommendations with respect to other aspects of the business and affairs of the Client as the Client shall request and the parties shall agree in writing; and

Schedule 2 to Services Agreement

          19.          Assist the Client in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rules 30a-2 and Rule 30a-3 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Client, “Sarbanes-Oxley”), Service Provider will internally establish and maintain controls and procedures (“Service Provider internal controls”) designed to ensure that information recorded, processed, summarized, or reported by Service Provider and its affiliates on behalf of the Client and included in financial information certified by Client officers (“Certifying Officers”) on Form N-CSR and Form N-Q (“Reports”) is (a) recorded, processed, summarized, and reported by Service Provider within the time periods specified in the SEC’s rules and forms and corresponding disclosure controls and procedures of the Client (“Fund DCPs”), and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs.

          If requested by Certifying Officers with respect to a fiscal period during which Service Provider serves or served as financial administrator, Service Provider will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to Service Provider’s services, solely for the purpose of providing a basis of support (as to information which has been prepared, processed and reported by Service Provider and/or its Administrative Support Providers, and as to Service Provider internal controls) for the Certifying Officers to render the certifications required by Sarbanes-Oxley (or, if applicable with respect to a Report, inform the Certifying Officers of the reasons why the statements in such a certification would not be accurate). In rendering such sub-certifications concerning Client Reports, Service Provider may (a) limit its representations to information prepared, processed and reported by Service Provider; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Client, including all other service providers to the Client, and compliance by such officers and agents with the Fund DCPs, including but not limited to, the Client’s investment adviser(s) and Custodian; and (c) assume that the Client has selected the appropriate accounting policies for itself.

          The Client shall assist and cooperate with Service Provider (and shall use its reasonable best efforts to cause its officers, investment advisers and other service providers to assist and cooperate with Service Provider) to facilitate the delivery of information requested by Service Provider in connection with the preparation of the Client’s Form N-CSR and Form N-Q, including Client financial statements, so that Service Provider may submit a draft Report to the Client’s Disclosure Controls and Procedures Committee (“Fund DCP Committee”) prior to the date the relevant Report is to be filed. The Certifying Officers and the Chief Legal Officer (if any) of the Client shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for the Client are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee before the date the relevant report is to be filed. At the request of the Client or its Certifying Officers, Service Provider shall provide reasonable administrative assistance to the Client in connection with obtaining other service provider sub-certifications and any applicable representations to bring such certifications current to the end of the reporting period, and in preparing summaries of issues raised in such documents.

          The Client shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under Sarbanes-Oxley. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by Service Provider in this Agreement, the Client shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Client’s investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by Service Provider (in order to print, distribute and/or file the same hereunder), (b) evaluating of the effectiveness of the design and operation of the Fund DCP, under the supervision, and with the participation of, the Certifying Officers, within the requisite timeframe prior to the filing of each Report, and (c) ensuring that its Certifying Officers render the requisite certifications or take such other actions as may be permitted or required under applicable laws.

Schedule 2 to Services Agreement

          20.          Coordinate gathering of proxy voting information pertaining to proxy votes on Client holdings and coordinate the drafting and filing of the Client’s proxy voting records (as approved by the investment adviser) on Form N-PX.

          21.          Prepare and file holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year.

          22.          Prepare (with the assistance of Client Counsel) and distribute Director/Officer Questionnaires, review completed Questionnaires and resolve issues concerning the information with the Client and Client counsel.

          23.          Prepare schedules in a standard format as mutually agreed by the Parties for use by the Client’s tax preparation firm in connection with such firm’s preparation of the Client’s tax returns.

          24.          Service Provider shall, on behalf of the Client, investigate, and conduct relations with, custodians, depositories, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Client’s operations. Service Provider shall provide the Board of Directors of the Client (“Board”) with such reports regarding the Client’s investment performance as it may reasonably request, but shall have no responsibility for supervising the performance by any investment adviser of its responsibilities, except with respect to the investment adviser’s compliance with Client’s compliance policies and procedures. Service Provider shall perform such other administration services, and furnish such reports, for the Client that are mutually agreed upon by the parties from time to time, for which the Client will pay Service Provider the amounts agreed upon between them.

          25.          Service Provider shall make Service Provider employees available to the Client to serve, upon designation as such by the Board, as the Chief Financial Officer of the Client or under such other title to perform similar functions (“Certifying Officer”). Service Provider’s obligation in this regard shall be met by providing an appropriately qualified employee of Service Provider (or its affiliates) who, in the exercise of his or her duties to the Client, shall act in good faith and in a manner reasonably believed to be in the best interests of the Client. Service Provider shall select, and may replace, the specific employee that it makes available to serve in the designated capacities as a Certifying Officer, in Service Provider’s reasonable discretion, taking into account each such person’s responsibilities concerning, and familiarity with, the Client’s operations (but the designation of any such person as a Certifying Officer shall be subject to the approval of the Client).

The Fund DCPs shall contain (or the Client and Service Provider shall otherwise establish) mutually agreeable procedures governing the certification process, and the parties shall comply with such procedures in all material respects. Among other things, the procedures shall provide as follows:

     a.     The Client shall establish and maintain a Fund DCP Committee comprised of persons including (at a minimum) the Client’s Principal Executive Officer, Chief Financial Officer (“CFO”) and Chief Legal Officer (if any), at least one Service Provider representative other than the CFO or Chief Compliance Officer, (if such officers are provided by Service Provider), at least one representative of the investment adviser, and such other individuals as may be necessary or appropriate for the Fund DCP Committee to ensure the cooperation of, and to oversee, each of the Client’s agents that records, processes, summarizes, or reports information contained in Client Reports (or other information from which such information is derived), including Service Provider and the other service providers to the Client, such as the investment adviser and custodian. In connection therewith, the Fund DCP Committee shall assist the Certifying Officers by requiring that sub-certifications acceptable to the Certifying Officers be provided by the other service providers.

     b.     The Fund DCP Committee shall meet prior to the filing date of each Report to review the accuracy and completeness of the relevant Report and record its considerations and conclusions in a written memorandum sufficient to support conclusions pertaining to Fund DCPs as required by the instructions to Form N-CSR and Form N-Q. In conducting its review and evaluations, the Fund DCP Committee shall:

Schedule 2 to Services Agreement

     (i)     establish a schedule to ensure that all required disclosures in Form N-CSR and Form N-Q, including the financial statements, for the Client are identified and prepared in a timeframe sufficient to allow review;

(ii) consider the adequacy of the sub-certifications supplied by the service provider;

     (iii)     consider whether there are any significant deficiencies or material weaknesses in the design or operation of the Fund DCPs and internal control over financial reporting that could adversely affect the Client’s ability to record, process, summarize, and report financial information, and in the event that any such weaknesses or deficiencies are identified, disclose them to the Client’s Certifying Officers, the Client’s audit committee and its auditors;

     (iv)     consider whether, to the knowledge of each member of the Fund DCP Committee, there has been or may have been any fraud, whether or not material, and in the event that any such occurrence is identified, ensure that this has been disclosed to the Certifying Officers, so that Certifying Officers may inform the Client’s audit committee and its auditors; and

     (v)     determine whether there was any change in internal control over financial reporting that occurred during the Client’s second fiscal quarter of the period covered by the Report (for Reports on Form N-CSR) or during the most recent fiscal quarter (for Reports on Form N-Q) that has materially affected or is reasonably likely to materially affect, the Client’s internal control over financial reporting.

A Certifying Officer shall have the full discretion to decline to certify a particular Report that fails to meet the standards set forth in the Certification, and to report matters involving fraud or other failures to meet the standards of applicable law to the audit committee of the Board.

Additional Provisions Concerning Service Provider Officers.

It is mutually agreed and acknowledged by the parties that all officers, including Certifying Officers, provided by Service Provider under this Agreement will constitute officers of the Client (“Service Provider Officers”). The provisions of this Agreement concerning Service Provider Officers are subject to the internal policies of Service Provider concerning the activities of its employees and their service as officers of Client (“Service Provider Policies”), a copy of which shall be provided to the Client upon request.

The Client’s governing documents (including its Limited Liability Company Agreement) and/or resolutions of the Board shall contain mandatory indemnification provisions that are applicable to each Service Provider Officer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Client, except to the extent he or she would otherwise be liable to the Client by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The Client shall provide coverage to each Service Provider Officer under its directors and officers liability policy that is appropriate to the Service Provider Officer’s role and title, and consistent with coverage applicable to other officers holding positions of executive management.

In appropriate circumstances, each Service Provider Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a violation of Sarbanes-Oxley or other Federal securities laws applicable to the Client (“Applicable Securities Laws”) by the Client, or (b) a material deviation by the Client from the terms of this Agreement governing the services of such Service Provider Officer, which (in either case) is not primarily caused by the failure of such Service Provider Officer or Service Provider to meet obligations under applicable laws and this Agreement. In addition, each Service Provider Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient information or cooperation from the Client or its other service providers to appropriately perform his or her duties.

Schedule 2 to Services Agreement

Each Service Provider Officer may, and the Client shall, promptly notify Service Provider of any issue, matter or event that would be reasonably likely to result in any claim by the Client, the Client’s Members or any third party which involves an allegation that any Service Provider Officer failed to exercise his or her obligations to the Client in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of Sarbanes-Oxley and other applicable laws).

Notwithstanding any provision of this Agreement that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that Service Provider cannot ensure that the Client complies with the Applicable Securities Laws or Sarbanes-Oxley, and (b) whenever an employee or agent of Service Provider serves as an Service Provider Officer of the Client, as long as such Service Provider Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Client (and would not otherwise be liable to the Client by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Client shall indemnify the Service Provider Officer and Service Provider and hold the Service Provider Officer and Service Provider harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or resulting to the service of such Employee/Service Provider Officer as an Service Provider Officer of the Client.

[Note: N-PX is covered in item 20]

Schedule 2 to Services Agreement

B. FUND ACCOUNTING SERVICES

The Client hereby retains Service Provider to act as fund accountant of the Client, and to furnish the Client with the following fund accounting services:

          (a)           Service Provider will keep and maintain the following books and records of the Client pursuant to Rule 31a-1 (“Rule”) under the 1940 Act:

1.

Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

2.

General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

3.	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

4.	A monthly trial balance of all ledger accounts (except Member accounts) as required by subsection (b)(8) of the Rule.

          (b)           In addition to the maintenance of the books and records specified above, Service Provider shall perform the following accounting services for the Client:

1.

Allocate income and expense and calculate the net asset value per interest (“NAV”) of the Client in accordance with the relevant provisions of the prospectus, the Client’s Limited Liability Company Agreement, the terms of the valuation policies and procedures of the Client (“Valuation Procedures”) and applicable regulations under the 1940 Act;

2.

Apply securities pricing information as required or authorized under the Valuation Procedures, including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to the Client, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Client (“Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Client’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from the Client’s investment adviser or other designee, as approved by the Board; In addition, the Service Provider will collect estimated and final valuations for each underlying investment fund, as authorized by the Client for each valuation date. Further, Service Provider shall aggregate estimated and final valuation information into a status report to Client and the Board and shall perform reasonableness reviews. In addition, Service Provider shall apply valuation for each underlying investment fund to the accounting records for each valuation date.

3.

Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures;

4.	Verify and reconcile with the Client’s custodian trade activity for each valuation period;

5.	Compute, as appropriate, the Client’s net income and capital gains, and any standard or non-standard performance information as mutually agreed by the Parties;

6.	Review monthly the net asset value calculation for the Client prior to release to Members;

7.	Determine and report unrealized appreciation and depreciation on securities held in the Client;

8.	Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, if requested by the Client;

9.	Update fund accounting system to reflect rate changes, as received from the Client’s investment adviser, on variable interest rate instruments;

10.	Post Client transactions to appropriate categories;

Schedule 2 to Services Agreement Page 7

11.

Accrue expenses of the Client according to instructions received from the Client or the Client’s Administrator, and submit changes to accruals and expense items to authorized officers of the Client (who are not Service Provider employees) for review and approval;

12.	Determine the outstanding receivables and payables for all (1) security trades, (2) transactions in interests in the Client (“Interests”) and (3) income and expense accounts;

13.	Provide accounting reports in connection with and coordinate with independent auditors concerning the Client’s regular annual audit, and other audits and examinations by regulatory agencies;

14.	Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule;

15.	Provide a representative (in a non-voting capacity) for the Client’s Pricing Committee, if any; and

16.	Assist the Client in identifying instances where market prices are not readily available, or are unreliable, within parameters set forth in the Client’s Valuation Procedures.

          (c)           Service Provider shall also perform the following additional accounting services for the Client:

2.	Provide a hard copy of the unaudited financial statements as agreed by the Parties. Provide accounting information for the following: (in compliance with Reg. S-X as applicable):

	A.	the Client’s semi-annual reports with the SEC on Form N-SAR and Form N-CSR;

	B.	the Client’s schedules of investments for filing with the SEC on Form N-Q;

	C.	the Client’s annual and semi-annual member reports and quarterly Board meetings;

	D.	registration statements on Form N-2 and other filings relating to the registration of Interests;

	E.	annual audit by the Client’s auditors; and

	F.	examinations performed by the SEC.

3.	Calculate turnover and expense ratio.

4.	Prepare schedule of Capital Gains and Losses.

5.	Maintain and report security positions and transactions in accounting system.

6.	Prepare Broker Commission Report.

7.	Monitor expense limitations.

8.	Provide unrealized gain/loss report.

(d)	Notes and Conditions to Fund Accounting Services

               (1)       The Client instructs and authorizes Service Provider to provide information pertaining to the Client’s investments to Fair Value Information Vendors in connection with the fair value determinations made under the Client’s Valuation Procedures and other legitimate purposes related to the services to be provided hereunder. The Client acknowledges that while Service Provider’s services related to fair value pricing are intended to assist the Client and its Board in its obligations to price and monitor pricing of Client investments, Service Provider does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

               (2)      Service Provider shall furnish to the Client and to its properly-authorized auditors, investment advisers, examiners, distributors, broker-dealers, underwriters, salesmen, insurance companies and others designated by the Client in writing, such reports at such times as are prescribed pursuant to this Agreement (or schedules to this Agreement), or as subsequently agreed upon by the parties pursuant to an amendment to this Agreement (or schedules to this Agreement). The Client agrees to examine each such report or copy provided to it promptly and will report or cause to be reported to Service Provider any errors or discrepancies therein.

               (3)      In addition to the Services listed below, Service Provider shall also perform such special accounting services, and furnish such reports, for the Client to the extent agreed upon by the Parties from time to time, for which the Client will pay Service Provider the amounts agreed upon between them.

Schedule 2 to Services Agreement Page 8

C. Transfer Agency Services (Only provided to Growth Capital Portfolio, LLC and Growth Capital TEI Portfolio, LLC, limited services may be provided to Growth Capital Master Portfolio, LLC)

          The Client hereby retains Service Provider to act as transfer agent of the Client, and to furnish the Client with transfer agency services as set forth below.

(a)	Services.

Subject to the terms and conditions listed below, Service Provider shall perform the following services:

	1.	Member Transactions

		(a)	Process Member purchase and Client repurchase orders, as authorized by the Client.

		(b)	Set up account information, including address, taxpayer identification numbers and wire instructions.

		(c)	Provide data for Client to issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

		(d)	Provide data for Client to issue monthly and other periodic statements (as needed) for Members.

		(e)	Process transfers and exchanges.

		(f)	Where applicable, process redemption fee as stated in the prospectus.

	2.	Member Information Services

		(a)	Produce detailed history of transactions through duplicate or special order statements upon request.

		(b)	Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current Members, upon request.

	3.	Compliance Reporting

		(a)	Provide reports to the SEC, the Financial Industry Regulatory Authority and the states in which the Client is required to make filings regarding the private offering of its Interests to investors.

		(b)	Issue tax withholding reports to the Internal Revenue Service.

	4.	Member Account Maintenance

		(a)	Maintain all Member records for each account in the Client.

		(b)	Provide data for Client to issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

		(c)	Record Member account information changes.

		(d)	Maintain account documentation files for each Member.

	5.	Blue Sky Services

Prepare such reports, applications and documents (including reports regarding the sale and redemption of Interests in the Client as may be required in order to comply with state securities laws) as may be necessary to offer its Interests on a private placement basis, monitor the sale of Interests for compliance with applicable state securities laws, and file with the appropriate state securities authorities necessary reports or other filings for the Client and the Interests and all amendments thereto, as may be necessary or convenient to enable the Client to make a continuous offering of its Interests on a private placement basis.

Schedule 2 to Services Agreement Page 9

	7.	Anti-Money Laundering Services

(a)      Review of Member names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control. The number of accounts frozen and otherwise reported to authorities during the period will be reported;

b.	Notes and Conditions to Transfer Agency Services

1.          Service Provider may require any or all of the following in connection with the original issue of Interests: (i) Instructions requesting the issuance, (ii) evidence that the Client’s Governing Body has authorized the issuance, (iii) any required funds for the payment of any original issue tax applicable to such Interests, and (iv) an opinion of the counsel to the Client about the legality and validity of the issuance.

2.          Interests shall be issued in accordance with the terms of the prospectus after Service Provider or its agent receives either of the following, in each case in good order and with such additional items or materials as may be required by the Client’s Procedures, Service Provider’s operational procedures and/or Service Provider’s AML Program:

(i)           (A) an instruction directing investment in the Client, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and (C), in the case of an initial purchase, a completed account application; or

(ii) the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

3.          The Client acknowledges receipt of a copy of Service Provider’s policy related to the acceptance of trades for prior day processing (the “Service Provider As-of Trading Policy”). Service Provider may amend the Service Provider As-of Trading Policy from time to time in its sole discretion, but will provide prompt notice to the Client of such amendment. Service Provider may apply the Service Provider As-of Trading Policy whenever applicable, unless Service Provider agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Client and furnished to Service Provider by the Client.

6.          The Client acknowledges and agrees that deviations from Service Provider’s written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Client (other than an officer or employee of Service Provider or its affiliates) requests that an exception be made from any written compliance or transfer agency procedures adopted by Service Provider, Service Provider may in its sole discretion determine whether to permit such exception. In the event Service Provider determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Client (other than an officer or employee of Service Provider or its affiliates) and delivered to Service Provider (an “Exception”). An exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until Service Provider receives written notice from the Client that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Service Provider acts in good faith, Service Provider shall have no liability for any loss, liability, expenses or damages to the Client resulting from the Exception, and the Client shall indemnify Service Provider and hold Service Provider harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to Service Provider therefrom.

8.          Service Provider is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Client with such bank or banks as are acceptable to the Client, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Client shall be deemed to be the customer of such bank or banks for purposes of such accounts. To the extent that the performance of such services hereunder shall require Service Provider to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes

Schedule 2 to Services Agreement Page 10

hereunder, the Client shall provide such bank or banks with all instructions and authorizations necessary for Service Provider to effect such disbursements.

9. Client represents and warrants that By virtue of the Limited Liability Company Agreement, Interests in the Client which are repurchased by the Client may be resold by the Client.

10.        In addition to the Services listed below, Service Provider also agrees to perform for the Client such special transfer agency services, and furnish such reports, for the Client to the extent agreed upon by the parties from time to time, for which the Client will pay Service Provider the amounts agreed upon between them.

Schedule 2 to Services Agreement Page 11

D. General.

(a)          As to the services to be provided hereunder, Service Provider may rely conclusively upon the terms of the relevant then-current prospectus of the Client, to the extent that such services are described therein unless Service Provider receives written instructions to the contrary in a timely manner from the Client.

(b)          The parties may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and Service Provider may reasonably assume that any special procedure which has been approved by an executive officer of the Client (other than an officer or employee of Service Provider or its affiliates) does not conflict with or violate any requirements of the Client’s Limited Liability Agreement or then-current prospectus.

(c)          The Client agrees to furnish to Service Provider the following, upon Service Provider’s request, each as amended and current as of the Effective Date:

1.	A copy of the Client’s Limited Liability Company Agreement and any amendments thereto;

2.

A copy of the resolutions of the Board regarding (i) approval of this Agreement and authorization of a specified officer of the Client to execute and deliver this Agreement and authorization for specified officers of the Client to instruct Service Provider hereunder; and (ii) authorization of Service Provider to act as administrator, fund accountant and transfer agent for the Client;

3.

A certified list of all officers of the Client and any other persons (who may be associated with the Client or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct Service Provider in all matters;

4.	Copies of each of the following documents employed by the Client:

(i). prospectuses and

(ii). All other forms commonly used by the Client with regard to its relationships and transactions with Members.

5.	A certificate as to Interests in the Client authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Client for all Interests outstanding;

6.	A copy of the disclosure controls and procedures of the Client (“Fund DCPs”) as contemplated in Item (B)19 of Schedule 2; and

7.	The Client’s Valuation Procedures as defined in Item (B)(b)(1) of Schedule 2.

Service Provider agrees to furnish to the Client, upon its request, evidence of the following:

1. The current Service Provider As-of Trading Policy.

              (d)          Upon request, Service Provider shall furnish a copy of the relevant provisions of its internal policies on service of employees as executive officers of funds (“Service Provider Policies”), and any material amendments thereto, to the Client.

              (e)         The Client will provide Service Provider with advance notice of any material amendments to the items set forth in Section 2(C) of this Agreement.

              (f)          Service Provider may rely on any amendments to or changes in any of the documents and other items to be provided by the Client pursuant to Sections 2(C) of this Agreement and the indemnification provisions of Section 7 hereof are applicable to Service Provider’s reasonable reliance upon such amendments and/or changes. Although Service Provider is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 2(C) of this Agreement, in the event the same relate to services provided by Service Provider hereunder, Service Provider shall have no liability for failure to comply with or take any action in conformity with such amendments or changes except as provided in Section 2(C) of this Agreement or as otherwise agreed upon in writing.

              (g)          Except for information which is the obligation of Service Provider as set forth in the services listed in the schedules to this Agreement which call for information to be provided by Service Provider for inclusion in the prospectus, the Client assumes full responsibility for the preparation, contents, and distribution of each

Schedule 2 to Services Agreement Page 12

prospectus of the Client in compliance with all applicable requirements of the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. Subject to its obligations herein with respect to “blue sky” filings, Service Provider shall have no obligation to take cognizance hereunder of laws relating to the sale of the Client’s Interests. The Client represents and warrants that all Interests in the Client that are offered are exempt from registration.

Schedule 2 to Services Agreement Page 13

Schedule 3 to Services Agreement

Dependencies

The Service Provider’s delivery of the Services is dependent upon:

(A)

The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing information and, as applicable, Instructions to the Service Provider promptly, accurately and in agreed formats and by agreed media.

(B)	The Client and its employees, agents, subcontractors and predecessor service providers cooperating where reasonably required with the Service Provider.

(C)	The communications systems operated by the Client and third parties (other than Administrative Support Providers) in respect of activities that interface with the Services remaining fully operational.

(D)

The authority, accuracy, truth and completeness of any information or data provided by the Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider by Persons for whom the Service Provider is not responsible under the Agreement.

(E)

The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing the Service Provider with any reasonable assistance and cooperation requested by the Service Provider in connection with the management and resolution of discrepancies requiring escalation between the Parties.

(F)	The Client informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

Schedule 3 to Services Agreement Page 1

Schedule 4 to Services Agreement

Fee Schedule

1.          Fees.

The Client shall pay Service Provider on the first Business Day of each month, or as otherwise set forth below, fees for administration, fund accounting and transfer agency services, determined at the annual rates set forth below.

Asset-Based Annual Fee (Applies to Growth Capital Master Portfolio, LLC only)

0.065% of the first $500 million in aggregate net assets of the Client, plus
0.055% of the aggregate net assets of the Client in excess of $500 million and less than $1 billion.
0.045% of the aggregate net assets of the Client in excess of $1 billion.

The asset-based fees are subject to an annual minimum fee of $535,000. Any additional Clients will be charged a fee as agreed by the parties.

Transfer Agency Services (Only applies to each of Growth Capital Portfolio, LLC and Growth Capital TEI Portfolio, LLC)

A fee of $20 per Member account in excess of 500.

AML Fees (Only applies to each of Growth Capital Portfolio, LLC and Growth Capital TEI Portfolio, LLC)

An annual fee of $4,500.

2.          Other Fees:

             (i)          Ad hoc reporting fees, according to rates agreed in writing;

ii.	Fees for pricing information used in connection with pricing the securities and other investments of the Client, according to rates agreed in writing;

iii.	Fees for managing and overseeing the report, print and mail functions performed by the Service Provider using third-party vendors, according to rates agreed in writing;

iv.	System development fees and all systems-related expenses associated with the provision of special reports and services, according to rates agreed in writing;

v.	Fees for development of any custom interfaces, according to rates agreed in writing;

vi.	Interactive Voice Response System fees, charged according to the Service Provider’s standard rate schedule, and applicable to the level of service (e.g., basic, transaction, premium) selected; and

vii.

In the event that the Service Provider is requested or authorized by the Client, or is required by Governmental Authority with jurisdiction over the Client, to produce documents or personnel with respect to the Services, the Client will, so long as the Service Provider is not the subject of the investigation or proceeding in which the information is sought, pay the Service Provider for its professional time (at its standard billing rates) and reimburse the Service Provider for its out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements.

Schedule 4 to Services Agreement Page 1

viii.	Blue sky check processing and payment fees, according to rates agreed in writing.

3.           Expenses. The Client agrees to reimburse the Service Provider for all of its actual out-of-pocket expenses reasonably incurred in providing the Services. These shall include, for example and without limitation, the following:

(a)

All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred in communication with the Client and the Client’s Intermediaries, Investment Adviser(s), Custodian(s) or Customers incident to the performance of the Services;

(b)	The cost of microfilm or microfiche of records or other electronic storage of Client records and other materials;

(c)	All freight and other delivery and bonding expenses incurred in delivering materials to and from the Client or the Client’s Intermediaries, Investment Adviser(s), Custodian(s) or Customers;

(d)

All printing, production (including graphics support, copying, and binding) and distribution expenses incurred in relation to documents and Reports prepared for the Client or the Client’s governing body, Intermediaries, Investment Adviser(s), Custodian(s), Customers or applicable regulators incident to the performance of the Services;

(e)

Expenses, fees or costs charged by financial intermediaries related to the maintenance of deposit or related accounts and the processing of money transfers or checks incident to the performance of the Services;

(f)	Sales and other applicable taxes or governmental charges, excluding taxes (if any) assessed against the Service Provider related to its income or assets.

(g)	Costs of tax and securities valuation (pricing vendor) data services;

(h)

Reasonable travel and lodging expenses incurred by representatives of the Service Provider incident to attending meetings of the Client’s governing body, if such attendance is requested by the Client or agreed upon by the parties; and

(i)	Any other expenses incurred at the written direction of an Authorized Person of the Company.

4.           Annual Fee Adjustment.

Commencing on the one-year anniversary of the date of this Agreement, Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the greater of: (a) the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published, and (b) 10%.

Schedule 4 to Services Agreement Page 2